Exhibit 99.1

Contact:

Harry S. Smith, President & CEO	M. Shane Bell, EVP & CFO
(540) 465-9121	(540) 465-9121
hsmith@therespowerinone.com	sbell@therespowerinone.com

News Release
March 13, 2009

First National Corporation Completes $13.9 Million Investment

Under Capital Purchase Program

Strasburg, Virginia (March 13, 2009) – First National Corporation (OTCBB-FXNC), parent of First Bank, announced today that it has completed the issuance and sale of $13.9 million in fixed-rate cumulative perpetual preferred stock to the U.S. Treasury Department (the “Treasury”) as part of its Capital Purchase Program, representing approximately 3% of the Company’s risk-weighted assets as of December 31, 2008.

First National Corporation (the “Company”) issued to the Treasury 13,900 shares of its fixed-rate cumulative preferred stock, series A, and a warrant to purchase 695 shares of its fixed-rate cumulative preferred stock, series B.  The Treasury immediately exercised the warrant. The total risk-based capital ratio and Tier 1 capital ratio were 11.72% and 10.52%, respectively at December 31, 2008.  If the Company had issued the preferred stock on December 31, 2008, these ratios would have increased to 14.26% and 13.09%, respectively. The well-capitalized regulatory minimums are 10.00% for the total risk-based capital ratio and 6.00% for the Tier 1 capital ratio.

Harry S. Smith, President and CEO stated, “We are very proud that the U.S. Treasury chose to make an investment in First National Corporation and are pleased to be among the group of Virginia banks to complete the transaction. The Capital Purchase Program was established by the Treasury to facilitate capital growth in healthy financial institutions to help stabilize the financial system.  As an already healthy, well-capitalized community bank, this additional capital provides a cushion should the economy worsen.  It also allows First National Corporation and First Bank to remain flexible and agile in meeting the needs of customers and the community, plus take advantage of potential growth opportunities.  We thank our shareholders for their recent overwhelming support by approving an amendment that authorizes the Company to issue preferred shares.  We are committed to creating long-term shareholder value by offering high quality service through professional and motivated employees.”

First National Corporation, headquartered in Strasburg, Virginia, is the financial holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 11 branch offices in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.  First Bank also owns First Bank Financial Services, Inc., which invests in partnerships that provide investment services and title insurance.

The Company notes to investors that past results of operations do not necessarily indicate future results. Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results. These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2007, which can be accessed from the Company’s website at www.therespowerinone.com, as filed with the Securities and Exchange Commission.